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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-9
                               (AMENDMENT NO. 2)

      SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO SECTION 14(D)(4)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                             BLESSINGS CORPORATION
                           (Name of Subject Company)


                             BLESSINGS CORPORATION
                     (Name of Person(s) Filing Statement)

                         COMMON STOCK, $.71 PAR VALUE
                        (Title of Class of Securities)


                                   093532109
                     (CUSIP Number of Class of Securities)


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                               ELWOOD M. MILLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          BLESSINGS CORPORATION, INC.
                             200 ENTERPRISE DRIVE
                            NEWPORT NEWS, VA 23603
                 (Name, address and telephone number of person
                authorized to receive notice and communications
                 on behalf of the person(s) filing statement)

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                                WITH COPIES TO:

                           JOHN M. PARIS, JR., ESQ.
                              CLARK & STANT, P.C.
                            900 ONE COLUMBUS CENTER
                        VIRGINIA BEACH, VIRGINAI 23462
                                (757) 499-8800


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     This Amendment No. 2 amends and supplements the
Solicitation/Recommendation Statement on Schedule 14D-9, dated April 14, 1998 (the "Schedule 14D-9") of Blessings Corporation, a Delaware corporation (the "Company"), filed in connection with the Huntsman Offer. Capitalized terms used herein shall have the definitions set forth in the Schedule 14D-9 unless otherwise provided herein.

     ITEM 8. ADDITIONAL INFORMATION

     The information set forth in Item 8 is amended by adding the following:

     Prior to 9 a.m., New York City time, on May 12, 1998, Parent announced that the Offer has been extended to 5:00 p.m., New York City time, on May 18, 1998, unless further extended. The press release of Parent dated May 12, 1998 extending the Offer is incorporated herein by reference to Exhibit (a)(13) to the Schedule 14D-1.

     ITEM 9. MATERIAL TO BE FILED AS EXHIBITS

     Item 9 is amended and supplemented by adding the following exhibit:

     (e)(1)  Text of Press Release dated May 12, 1998 issued by Parent.

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.


                              BLESSINGS CORPORATION


                        By:       /s/ Elwood M. Miller
                           ---------------------------------------------------
                                      Elwood M. Miller
                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

Date:   May 12, 1998

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